Exhibit 99.1

United Security Bancshares, Inc. Reports Third Quarter Results

Net Income Rises to $3.0 Million for First Nine Months of 2013

THOMASVILLE, Ala.--(BUSINESS WIRE)--November 1, 2013--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $904,000, or $0.15 per diluted share, for the third quarter ended September 30, 2013, compared with net income of $1.2 million, or $0.20 per diluted share, for the third quarter of 2012. Net income for the first nine months of 2013 rose to $3.0 million, or $0.49 per diluted share, compared with $1.3 million, or $0.22 per diluted share, for the first nine months of 2012.

“We are pleased to report our sixth consecutive quarter of positive net income, which highlights our progress in reducing non-performing loans, other real estate owned (OREO) and expenses related to OREO,” stated James F. House, President and CEO of United Security Bancshares, Inc. “Our non-performing assets are down 45% to $26.0 million compared with the third quarter of last year. This quarter marked our fifth consecutive quarter of reducing OREO and fourth consecutive quarter of reducing non-performing assets.”

“Although we have made excellent progress in reducing costs related to problem assets, our earnings growth has been constrained by weak demand for commercial and real estate loans and increased pricing pressure from other banks in our market. We remain focused on reducing non-performing assets while positioning our bank to grow earnings as loan demand recovers in our markets. We have a strong capital base that is well above the minimum regulatory requirements, and we believe that we have the capital to support our future growth,” continued Mr. House.

Third Quarter Results

Interest income totaled $8.3 million in the third quarter of 2013, compared with $9.3 million in the third quarter of 2012. The decline in interest income was due primarily to lower earning assets, primarily loans, as well as reduction in yield, compared with the third quarter of 2012.

Net loans totaled $304.8 million in the third quarter of 2013, compared with $344.7 million at September 30, 2012. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan demand. An overall weak economy, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Interest expense declined 31.9% to $702,000 in the third quarter of 2013, compared with $1.0 million in the third quarter of 2012. The decrease resulted primarily from lower interest rates paid on deposits compared with the third quarter of 2012.

Net interest income was $7.6 million in the third quarter of 2013, compared with $8.3 million in the third quarter of 2012. The decline in net interest income was due to lower earning assets, primarily loans, combined with a 15 basis point decline in net interest margin, compared with the third quarter of 2012. Net interest margin was 5.89% in the third quarter of 2013, compared with 6.04% in the third quarter of 2012. The decline in net interest margin was due primarily to the overall decline in interest earned on loans and investments. In addition, the yield on the investment portfolio has declined due to the early payoff of certain higher yielding bonds.

Provision for loan losses declined to $240,000 in the third quarter of 2013, or 0.3% of annualized average loans, compared with $492,000, or 0.5% of annualized average loans, in the third quarter of 2012. Net charge-offs were $2.6 million in the third quarter of 2013, compared with $0.8 million in the third quarter of 2012. The increase in net charge-offs was due primarily to the write-down of certain real estate loans to reflect market valuations. These loans were previously reserved for in the allowance for loan losses, and the write-downs had no effect on this quarter’s earnings.

Total non-interest income was $1.3 million in the third quarter of 2013, compared with $1.5 million in the third quarter of 2012. The decrease in non-interest income was due to lower service charges, credit life insurance income and other income compared with the third quarter of 2012.

Total non-interest expense declined 2.6% to $7.4 million in the third quarter of 2013, compared with $7.6 million in the third quarter of 2012. The decline in non-interest expense was due primarily to lower OREO-related costs, which declined $686,000 compared with the third quarter of 2012. Total OREO-related expenses were $263,000 in the third quarter of 2013, which marked the lowest quarter of OREO-related expenses in over three years. OREO totaled $11.4 million at September 30, 2013, a 16.4% decline from $13.6 million at September 30, 2012, representing the fifth consecutive quarterly decrease in OREO.

United Security Bancshares, Inc. and First United Security Bank continued to be rated as “well-capitalized,” the highest regulatory rating, as of September 30, 2013. Total risk-based capital was 20.0% for the Company and 20.1% for the Bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. The Tier 1 leverage ratio was 11.6% for the Company and 11.7% for the Bank, both measures significantly above the requirement of 5.0% for a well-capitalized institution and minimum regulatory requirement of 3.0%.

Nine Months Results

For the first nine months of 2013, net income rose to $3.0 million, or $0.49 per diluted share, compared with $1.3 million, or $0.22 per diluted share, for the first nine months of 2012.

Net interest income for the nine months ended September 30, 2013, was $23.1 million, compared with $25.4 million for the same period of 2012. Net interest margin declined to 5.97% for the first nine months of 2013 from 6.07% for the first nine months of 2012.

Provision for loan losses dropped to $799,000 in the first nine months of 2013, compared with $3.2 million in the first nine months of 2012.

Non-interest income was $4.1 million for the first nine months of both 2013 and 2012.

Non-interest expense declined 10.5% to $22.2 million in the first nine months of 2013, compared with $24.8 million in the first nine months of 2012. The decrease was due primarily to reduced impairment costs for OREO and lower loss on sale of OREO. Total OREO-related expenses were $1.3 million for the first nine months of 2013, compared with $4.3 million in the first nine months of 2012.

Shareholders’ equity rose to $69.4 million, or $11.51 per share, at September 30, 2013, compared with $68.6 million, or $11.40 per share, at December 31, 2012, and $68.1 million, or $11.30 per share, at September 30, 2012. The increase in shareholders’ equity from retained earnings of $3.0 million was offset somewhat by a $2.3 million decrease in accumulated other comprehensive income, due to a decline in the market value of investment securities available-for-sale. The Company did not declare a cash dividend on its common stock for the third quarter of 2013.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Share Data)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Cash and Due from Banks	$12,048	$12,181
Interest Bearing Deposits in Banks	31,430	41,945
Total Cash and Cash Equivalents	43,478	54,126
Federal Funds Sold	5,000	5,000
Investment Securities Available-for-Sale, at fair value	121,744	92,614
Investment Securities Held-to-Maturity, at amortized cost	35,108	21,136
Federal Home Loan Bank Stock, at cost	906	936
Loans, net of allowance for loan losses of $9,282 and $19,278, respectively	304,778	337,400
Premises and Equipment, net	8,756	8,903
Cash Surrender Value of Bank-Owned Life Insurance	13,565	13,303
Accrued Interest Receivable	2,527	3,101
Investment in Limited Partnerships	819	836
Other Real Estate Owned	11,372	13,286
Other Assets	11,949	16,492
Total Assets	$560,002	$567,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$476,020	$489,034
Accrued Interest Expense	263	413
Other Liabilities	7,535	8,401
Short-Term Borrowings	1,777	638
Long-Term Borrowings	5,000	-
Total Liabilities	$490,595	$498,486
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 shares issued; 6,028,091 and 6,023,622 shares outstanding, respectively	73	73
Surplus	9,284	9,284
Accumulated Other Comprehensive Income, net of tax	796	3,139
Retained Earnings	80,259	77,287
Less Treasury Stock: 1,299,469 and 1,303,938 shares at cost, respectively	(20,992)	(21,123)
Noncontrolling Interest	(13)	(13)

Total Shareholders’ Equity	69,407	68,647

Total Liabilities and Shareholders’ Equity	$560,002	$567,133

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$7,413	$8,488	$23,020	$26,454
Interest on Investment Securities	857	840	2,276	2,632
Total Interest Income	8,270	9,328	25,296	29,086

INTEREST EXPENSE:
Interest on Deposits	693	1,027	2,215	3,549
Interest on Borrowings	9	4	13	119
Total Interest Expense	702	1,031	2,228	3,668

NET INTEREST INCOME	7,568	8,297	23,068	25,418

PROVISION FOR LOAN LOSSES	240	492	799	3,175

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	7,328	7,805	22,269	22,243

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	586	639	1,734	1,870
Credit Life Insurance Income	239	272	518	613
Other Income	466	542	1,890	1,575
Total Non-Interest Income	1,291	1,453	4,142	4,058

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	4,029	3,433	12,006	10,912
Occupancy Expense	495	488	1,456	1,416
Furniture and Equipment Expense	301	317	865	970
Impairment on Other Real Estate	215	377	577	3,241
Loss on Sale of Other Real Estate	48	572	753	1,032
Other Expense	2,277	2,375	6,576	7,261
Total Non-Interest Expense	7,365	7,562	22,233	24,832

INCOME BEFORE INCOME TAXES	1,254	1,696	4,178	1,469

PROVISION FOR INCOME TAXES	350	517	1,206	157

NET INCOME	$904	$1,179	$2,972	$1,312
BASIC AND DILUTED NET INCOME PER SHARE	$0.15	$0.20	$0.49	$0.22

DIVIDENDS PER SHARE	$0.00	$0.00	$0.00	$0.00

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424